EXHIBIT 10.7

LEASE

between

CONTINENTAL BAKER LLC,

a Minnesota limited liability company

as LANDLORD

and

PW POLY CORP.

a Minnesota corporation

as TENANT

Premises:
Baker City, Oregon

LEASE

THIS LEASE is made and entered into this 1st day of April, 2004, between CONTINENTAL BAKER LLC, a Minnesota limited liability company (“Landlord”), and PW POLY CORP., a Minnesota corporation (“Tenant”).

WITNESSETH:

In consideration of the rents reserved and the covenants and conditions set forth herein, Landlord and Tenant agree as follows:

I. SUMMARY OF FUNDAMENTAL LEASE TERMS.

A.	Parties.

Landlord:	Continental Baker LLC
Tenant:	PW Poly Corp.

B.	Premises (Paragraph 1).

Land, improvements and office, warehouse and manufacturing facilities located in Baker City, OR, on the real property described in Exhibit A attached.

C.	Term (Paragraph 4).

Twenty (20) Lease Years.

D.	Rent (Paragraph 5).

Basic Rent. $84,000 for the first Lease Year, subject to increases every second year based upon increases in the consumer price index

E.	Addresses.

(i)	If to Tenant:

c/o PW Eagle, Inc.

222 South 9th Street

Suite 2886

Minneapolis, MN 55402

Attention: Dobson West

Federal Tax Identification Number: 41-1642846

with a copy to:

Fredrikson &Byron PA

4000 Pillsbury Center

200 South Sixth Street

Minneapolis, MN 55402

Attn.: Mary Ranum, Esq.

(ii)	If to Landlord:

Continental Baker LLC

c/o Bradley Hoyt

253 East Lake Street

Wayzata, MN 55391

Federal Tax Identification Number: Pending

with a copy to:

Robins, Kaplan, Miller & Ciresi L.L.P.

2800 LaSalle Plaza

800 LaSalle Avenue

Minneapolis, MN 55402-2015

Attention: Steven A. Schumeister, Esq.

F	Definitions.

See Exhibit E attached.

1.	PREMISES.

Landlord hereby leases, lets and demises to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the land located in Baker City, OR (hereinafter referred to collectively as the “Premises,” as more particularly described in the description attached hereto as Exhibit “A,” (the “Land”), together with (a) all hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including beneficial easements over other lands (the “Appurtenances”); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the “Improvements”); and (c) the fixtures, machinery, equipment and other property described in Exhibit “B” hereto (collectively, the “Equipment”). Tenant hereby waives and releases any right it may have to terminate this Lease or its obligations hereunder, except in strict accordance with this Lease.

2.	TITLE TO PREMISES AND “AS-IS” CONDITION.

(a) Tenant agrees and acknowledges that the Premises are leased in an “as is” condition as to title and subject to (i) Permitted Encumbrances, (ii) any state of facts which an accurate survey or physical inspection of the Premises might show, and all Legal Requirements, including any existing violation of any thereof without representation or warranty by Landlord. Tenant represents, warrants, covenants and agrees that it is the former owner and current occupant of the Premises, with full and complete knowledge as to the condition thereof, and that Premises are in good and acceptable condition and repair and TENANT TAKES AND LEASES THE PREMISES “AS IS,” WHERE IS, AND WITH ALL FAULTS. TENANT AGREES AND ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY OTHER PERSON ON ITS BEHALF HAS MADE, NOR SHALL BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES. THERE ARE, AND WERE, NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE OR TO THE EXPRESSLY MENTIONED WRITTEN EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE. LANDLORD AND TENANT

EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OR MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE, IF ANY, EXPRESSLY SET FORTH IN THIS LEASE.

(b) To induce Landlord to enter into this Lease, Tenant represents to Landlord that Tenant has examined the title to the Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory. Tenant represents and warrants to Landlord that (i) Tenant has conveyed to Landlord fee simple title (both legal and equitable) to the Premises and that Tenant has only the leasehold right of possession and use of the Premises as provided in this Lease, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Premises have been fully paid or are being paid on a current basis as such work progresses, and all materials and supplies have been fully paid for or are being paid on a current basis as such work progresses, (v) the Improvements have been fully completed in all material respects in a quality, workmanlike manner, and (vi) all Equipment necessary or appropriate for the use or operation of the Premises has been installed and is presently operative in all material respects. Landlord acknowledges that Tenant entered into a letter agreement with US Timber Co. regarding the extension of a spur track across the Premises to the adjacent parcel owned by US Timber Co. Landlord agrees to allow US Timber Co. to install the spur track extension on the Premises in a location acceptable to Tenant. All compensation to be paid by US Timber Co. shall be retained by Tenant. After completion of reasonable title examination, Landlord agrees to take title to the parcel of land to be transferred by US Timber Co. as part consideration for the spur track extension and make that parcel a part of the Premises.

(c) To facilitate Tenant’s performance of its obligations hereunder, Landlord hereby assigns to Tenant, on a non-exclusive, revocable basis and without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said Warranties, guaranties, indemnities and other rights shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate of other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence of and during the continuance of an Event of Default. Tenant shall enforce all Warranties in accordance with their respective terms.

3.	USE; QUIET ENJOYMENT.

(a) Tenant may occupy and use the Premises for office/warehouse/manufacturing and such other purposes as are permitted by applicable laws, codes and regulations. Tenant shall not use or occupy or permit any of the Premises to be used or occupied, nor do or permit anything to be done in or on any of the Premises, in a manner which would or might (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at then current commercially reasonable rates for the permitted uses, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

(b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Premises at such reasonable times as Landlord may select and upon forty-eight hours prior notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Premises to prospective Lenders and purchasers and taking such other action with respect to the Premises as is permitted by any provision hereof.

4.	TERM.

Subject to the provisions hereof, Tenant shall have and hold the Premises for a term commencing on the date hereof and ending on the last day of the two hundred fortieth (240th) full calendar month next following the date hereof (the “Expiration Date”).

5.	RENT.

(a) Tenant shall pay to Landlord, as annual rent for the Premises during the Term, the amounts determined in accordance with Exhibit “D” hereto (“Basic Rent”), commencing on the date hereof for the initial month and thereafter, in advance on the date hereof, and continuing on the first day of each month during the Term (each such day being a “Basic Rent Payment Date”). Each such rental payment shall be made, at Landlord’s sole discretion, (i) by a check actually received by Landlord before the applicable Basic Rent Payment Date, or (ii) by wire transfer in Federal Funds on the applicable Basic Rent Payment Date. Pro rata Basic Rent for the initial month shall be paid on the date hereof

(b) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):

(i)

except as otherwise specifically provided herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of the Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) any sale or other transfer of the Premises to Tenant under this

Lease, including costs and expenses incurred in connection with the payment of a Prepayment Premium, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Premises, this Lease, or, in accordance with the Agreement of Purchase and Sale between the parties, the sale of the Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) subject to, and included within the limitation set forth in Paragraph 25(a) the Costs of Landlord’s counsel incurred in connection with the preparation, negotiation and execution of this Lease, and the Costs incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant, and (J) any other items specifically required to be paid by Tenant under this Lease;

(ii)	after the date all or any portion of any installment of Rent is due and not paid by the applicable Basic Rent Payment Date, or date the same is due, an amount (the “Late Charge”) equal to five percent (5%) of the amount of such unpaid installment; except that the first Late Charge in any twelve (12) month period shall not be due and payable unless the amount due has not been received, in immediately available U.S. funds, within five (5) days following the Base Rent Payment Date;

(iii)	a sum equal to any additional sums (including any late charge, default penalties, interest and fees of Lender’s counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and

(iv)	interest at the rate (the “Default Rate”) of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue, except that the first interest charge in any twelve (12) month period shall not be due and payable unless the amount due hasn’t been paid within five (5) days after the date due.

(c) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 6(b) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, within ten (10) days after Landlord’s demand for payment thereof.

(d) In no event shall amounts payable under this Lease exceed the maximum amount permitted by applicable Law.

6.	NET LEASE: NON-TERMINABILITY.

(a) It is expressly agreed and understood by the parties that this Lease is a net lease and all Rent and other sums due hereunder shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, and Tenant hereby waives and releases forever any right to the same.

(b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

(c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all obligations and payments required hereunder shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise that arises through no fault of Landlord, even though such obligation results in a double payment of Rent. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

7.	PAYMENT OF IMPOSITIONS.

(a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant’s possessory interest in the Premises, (iii) the Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of the Premises to Tenant, any activity conducted on the Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased which, if it were in effect, would be payable by

Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Premises to any Person. If any Imposition may be paid in installments without penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Upon request of Landlord, Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor.

(b) Tenant shall have the right to contest as set forth in Paragraph 12 below.

8.	COMPLIANCE WITH LAWS, AGREEMENTS; ENVIRONMENTAL MATTERS.

(a) Tenant shall, at its expense, comply with and conform to, and cause the Premises and any other Person occupying any part of the Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation or take reasonable steps to obtain a determination by the governmental agency having jurisdiction that no remediation is required. Any and all reports prepared for or by Landlord with respect to the Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports, except if Tenant pays for such reports, Tenant shall be entitled to rely on them and will be provided copies.

(b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new easement, covenant or restriction without, in each case, prior written consent of Landlord, which consent will not be unreasonably withheld.

(c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate Landlord’s Agents to visit the Premises and perform, as agents of Tenant, environmental site investigations and assessments (“Investigations”) on the Premises (i) in connection with any sale (provided, Tenant shall not be required to incur any costs with respect to a sale after the third (3rd) sale of the Premises), financing or refinancing (provided Tenant shall not be required to incur any costs with respect to any financing or refinancing after Landlord’s initial financing and four (4)) subsequent refinancings of the Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender (provided this provision shall apply only with respect to Landlord’s initial financing and four (4) subsequent refinancings), a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Investigations may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Landlord or its agents, to conduct the Investigations. Tenant shall supply such historical and operational information regarding the Premises as may be reasonably requested by Landlord or its agents to facilitate the Investigations, and shall make available for meetings with the Landlord or its agents appropriate personnel having knowledge of such matters. The cost of performing and reporting Investigations shall be paid by Tenant.

(d) If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $50,000.00, Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws.

(e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the governmental agency having jurisdiction requires remediation and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

(f) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist and the governmental agency having jurisdiction requires remediation, Landlord shall have the right (but no obligation) upon thirty (30) days prior written notice to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

(g) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 8 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

9.	NO LIENS.

(a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD

SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE PREMISES. LANDLORD MAY AT ANY TIME POST NOTICES ON THE PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

(b) Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

10.	MAINTENANCE AND REPAIR.

Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises during the terms of this Lease. Tenant shall, at all times throughout the term of this Lease, including renewals and extensions, and at its sole expense, keep, maintain, repair and replace the Premises in a clean, safe, sanitary condition, substantially similar to that as of the date hereof, and in compliance with all applicable laws, codes, ordinances, rules and regulations. Tenant’s obligations hereunder shall include, but not be limited to, the maintenance, repair, and replacement, if necessary, of the roof, foundation, parking and access areas, structures, and all heating, ventilation, air conditioning, lighting and plumbing fixtures and equipment, fixtures, motors and machinery, all walls, partitions, doors and windows, including the regular painting thereof, all entrances, windows, doors and docks and the replacement of all broken glass. When used in this provision, the term “repairs” shall include replacements or renewals when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work. The Tenant shall keep and maintain all portions of the Premises and the sidewalk and areas adjoining the same in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice. If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease after notice of default and expiration of grace period, if any, shall have been given Tenant, in accordance with this Lease, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof. Tenant shall pay to Landlord all costs plus eight percent (8%) for overhead incurred by Landlord in making such repairs upon presentation to Tenant of bill therefor.

Within twelve (12) months of the date hereof, Tenant agrees to repair or replace the roof on the 5,000 square foot building located on the Premises.

11.	ALTERATIONS.

(a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $50,000.00 with respect to the Premises and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $50,000.00, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of $50,000.00 or if Tenant desires to make structural Alterations to the Premises, the prior written approval of Landlord and Lender shall be required. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender, such approval not to be unreasonably withheld.

(b) If Tenant makes any Alterations pursuant to this Paragraph 11 or as required by Paragraphs 10 or 15 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 11 and 16(a), whether or not such Work involves restoration of the Premises.

12.	PERMITTED CONTESTS.

Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, or (b) discharge or remove any lien referred to in Paragraph 9 or 11 collectively the “Permitted Violations”), so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord reasonable assurance of ability to pay or correct the Permitted Violation which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 12, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 12 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

13.	INDEMNIFICATION.

(a) Except to the extent arising out of the gross negligence or willful misconduct of any Indemnitee, Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, its members, agents and employees, and Lender (each an “Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of the Premises, (ii) any casualty in any manner arising from the Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and

(C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

(b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the reasonable cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the reasonable cost of such counsel shall be paid by Tenant.

(c) The obligations of Tenant under this Paragraph 14 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

14.	INSURANCE.

(a) Tenant shall procure and maintain the following insurance on or in connection with the Premises:

(i)	Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard “All Risk” property policy including but not limited to flood (to the extent that the Premises is in a flood zone) in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $25,000 per occurrence.

(ii)	Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Premises, in an amount not less than $5,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

(iii)	Worker’s compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or the Premises or, in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Premises are located.

(iv)	Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Premises in an amount not less than $3,000,000 per accident for damage to property.

(v)	Business Interruption and Extra Expense Insurance at limits to cover 100% of losses and/or expenses incurred over the period of indemnity not less than twelve (12) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of the Landlord under this Lease.

(vi)	During any period in which substantial Alterations are being undertaken, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such “soft cost” endorsements and such other endorsements as Landlord may reasonably require and general liability, workers’ compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

(vii)	Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 14, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Premises.

(b) The insurance required by Paragraph 14(a) shall be written by companies licensed to write insurance policies in the State of Minnesota, and which have a Best’s rating of A-:X or above (or its equivalent rating system as reasonably determined by Landlord). The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 14(a)(i), 14(a)(iv) and 14(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 14(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 14(a)(v) shall name Lender and Landlord as loss payee to the extent of Rent hereunder. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

(c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 14(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 14(a), except clause (iii) thereof, shall provide that it may not be cancelled substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of the Premises, subject to timely notification thereof in accordance with the provisions of such policy.

(d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 14(a), shall renew or replace each policy and upon request by Landlord deliver to Landlord evidence of the payment of the premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance or, if required by Lender, original or certified policies.

(e) Anything in this Paragraph 14 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 14(a) may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Paragraph 14. The original or a certified copy of each such “blanket” or umbrella policy shall promptly be delivered to Landlord.

(f) Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements.

(g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 14 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Premises.

(h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 14 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 14. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

(i) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

(j) All proceeds of any insurance required under Paragraph 14(a) shall be payable as follows:

(i)	Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 14(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 14(a) shall be payable to the Person entitled to receive such proceeds.

(ii)	Proceeds of insurance required under clause (i) of Paragraph 14(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 14(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 15 or, if applicable, Paragraph 16. Tenant shall apply the Net Award to restoration of the Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

15.	CASUALTY AND CONDEMNATION; TERMINATION EVENTS.

(a) If any Casualty occurs to any of the Premises, Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 14(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any adjustment, settlement or compromise of any such claim in excess of $50,000.00 shall be subject to the prior written approval of Landlord and Lender, approval not to be unreasonably withheld, and Landlord and Lender shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, as set forth in Paragraph 4(j). The rights of Landlord under this Paragraph 15(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

(b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have he right to join therein. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord and Lender not unreasonably withheld. Subject to the provisions of this Paragraph 16(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 15(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

(c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to the Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 11(a), shall commence and diligently continue to restore the Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $50,000.00 (or such lesser amount as Lender may require, but not less than $25,000), shall be paid by Landlord to Tenant and Tenant shall restore the Premises in accordance with the requirements of this Lease. Any Net Award in excess of $50,000.00 (or such lesser amount as Lender may require, but not less than $25,000.00), shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the Premises pursuant to and in accordance with and subject to the provisions of Paragraph 16 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 16.

(d) In the event of a Requisition of any of the Premises, if any Net Award payable by reason of such Requisition is (i) retained by Landlord, each installment of Basic Rent payable on or after the date on which the Net Award is paid to Landlord shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the amount of such Net Award retained by Landlord, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount and for the same period as payments are reduced under the Note until such Net Award has been applied in full or until the Term has expired, whichever occurs first. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant shall be retained by Landlord.

(e) If (i) the Premises shall be taken by a Taking or (ii) any substantial portion of the Premises shall be taken by a Taking or all or any substantial portion of the Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will abandon operations of Tenant’s business at the Premises for a period of not less than five (5) years from the date of such Casualty or Taking each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a “Termination Event”), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within forty-five (45) days after Tenant receives a Condemnation Notice or forty-five (45) days after the Casualty, as the case may be, to give to Landlord written notice (a “Termination Notice”) in the form described below of the Tenant’s election to terminate this Lease. A Termination Notice shall contain (i) notice of Tenant’s intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least thirty (30) days after the Fair Market Value Date (the “Termination Date”), (ii) a binding and irrevocable offer of Tenant to pay the Termination Amount and (iii) if the Termination Event is an event described in (e)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine Fair Market Value.

If Landlord shall reject such offer to accept payment of the Termination Amount as to the Premises by written notice to Tenant (a “Rejection”) which Rejection shall contain the written consent of Lender to reject Tenant’s offer to pay the Termination Amount, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen as to the Premises (collectively, “Remaining Obligations”) on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate with respect to the Premises as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event through no fault of Landlord, then the date on which this Lease is to terminate shall be automatically extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent. Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer from Tenant to pay the Termination Amount. If such offer from Tenant to pay the Termination Amount is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Premises or the remaining portion thereof, if any, all in accordance with Paragraph 30, together with all of Landlord’s rights or interest in and to the Net Award.

16.	RESTORATION.

(a) If any Net Award is in excess of $50,000.00, Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the “Restoration Fund”)

and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i)	prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord, such approval not to be unreasonably withheld, and (B) Landlord and Lender shall be provided with mechanics’ lien insurance (if available) and acceptable performance and payment bonds (if the cost of restoration and materials exceeds $50,000.00) which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

(ii)	at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against any of the Premises and remain undischarged unless being contested in good faith per Paragraph 12;

(iii)	disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims unless being contested in good faith per Paragraph 12;

(iv)	each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(v)	Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

(vi)	the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

(vii)	such other reasonable conditions as Landlord or Lender may impose.

(b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

(c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 16(b), such sum (the “Remaining Sum”) shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

17.	ASSIGNMENT AND SUBLETTING: PROHIBITION AGAINST LEASEHOLD FINANCING.

(a) If Tenant desires to assign or sublease this Lease, whether by operation of law or otherwise, (including through merger, consolidation or sale of the stock of Tenant which shall be deemed an assignment) then Tenant shall, not less than sixty (60) days prior to the date on which it desires to make an assignment or sublease, submit to Landlord information regarding the following with respect to the proposed assignee (collectively, the “Review Criteria”): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Premises and (F) risk factors associated with the proposed use of the Premises, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment, provided that Landlord will not withhold its consent if the Review Criteria as it applies to the proposed assignee or sublessee is stronger/better than the same criteria applied to Tenant at the greater of both as of the date of this Lease and at the time of the assignment or sublease. If a response is not received by Landlord by the expiration of such thirty (30) day period such assignment or sublease shall be deemed disapproved.

(b) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of the Premises shall (A) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraphs 3(a), 8, 10 and 11 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(c) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

(d) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Premises, provided, however, that Landlord shall have the absolute right at any time following the occurrence and during the continuance of an Event of Default to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

(e) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 18 shall be void and of no force and effect.

(f) Tenant shall pay to Landlord with each monthly installment of Basic Rent, as Additional Rent, one-half (1/2) all Net Sublet Rent paid by any subtenant for the prior month under any sublease for all or any portion of the Premises. The term “Net Sublet Rent” as used in this Paragraph 17(g) shall mean the aggregate amount of all rent payable by all subtenants for any portion of the Premises less (i) any operating expenses certified by Tenant relating to that portion of the Premises sublet (ii) the cost of any improvements constructed and paid for by Tenant specifically for such subtenant and (iii) the product of (A) Basic Rent then in effect multiplied by (B) the percentage of the leaseable square feet of the Premises sublet.

(g) Provided no costs of sale (other than Tenant’s counsel’s fees in connection with estoppels, certificates and other similar requirements are passed through to Tenant Landlord may sell or transfer the Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

18.	EVENTS OF DEFAULT.

(a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 18(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(i)	a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;

(ii)	a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 18(a);

(iii)	any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

(iv)	a final, non-appealable judgment or judgments for the payment of $100,000 or more, shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days;

(v)	Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

(vi)	a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for the Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

(vii)	the Premises shall have been abandoned;

(viii)	Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(ix)	the estate or interest of Tenant in the Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

(x)	a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

(xi)	a failure by Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of the Premises;

(xii)	Tenant shall fail to deliver the estoppel described in Paragraph 22 within the time period specified therein;

(xiii)	If a Security Deposit is required, Tenant shall fail to renew the Letter of Credit or replenish the Security Deposit in accordance with the requirements of Paragraph 28;

(xiv)	Tenant shall assign or sublet in violation of the provisions of Paragraph 17(a); or

(xv)	An “Event of Default” shall occur in that certain Lease of even date between Landlord and Tenant with respect to real property and improvements in Baker City, Oregon.

(b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), or (xiv) of Paragraph 18(a); (B) the default consists of a failure to pay Basic Rent, a failure to provide any insurance required by Paragraph 14 or an assignment or sublease entered into in violation of Paragraph 17; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 18(a), the applicable cure period shall be three (3) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than two (2) times within any Lease Year. If the default consists of a default under clause (ii) of Paragraph 18(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 18(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or any of the Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed sixty (60) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

19.	REMEDIES AND DAMAGES.

(a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 20, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 18(b) and this Paragraph 19.

(i)	Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Premises to Landlord in accordance with Paragraph 22. If Tenant does not so surrender and deliver possession of all of the Premises, Landlord may re-enter and repossess any of the Premises not surrendered, with or without legal process, by peaceably entering any of the Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 18(a)(iii) or (B) collect the damages set forth in Paragraph 19(b)(i) or 19(b)(ii).

(ii)	After repossession of any of the Premises pursuant to clause (i) above, Landlord shall use commercially reasonable efforts to relet any of the Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as are commercially reasonable, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as are commercially reasonable. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 19(b)(ii).

(iii)

Landlord may, upon notice to Tenant, require Tenant to make an irrevocable offer to terminate this Lease in its entirety for an amount (the “Default Termination Amount”) specified in the next sentence. The “Default Termination Amount” shall be the greatest of (A) the sum of the Fair Market Value of the Premises and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (B) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (C) an amount equal to the Present Value of the entire Basic Rent from the date of such purchase to the date on which the then Term would expire, less the fair market rental value for the remainder of the term. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request, deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above, Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Premises to Tenant or its designee in accordance with Paragraph 19. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

(iv)	Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent, less the fair market rental value for the remainder of the term, discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term.

(b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 19(a)(i) or 19(a)(ii):

(i)	If Landlord exercises its remedy under Paragraph 19(a)(i) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Premises for the same period. Tenant shall also pay to Landlord all of Landlord’s Costs in connection with the repossession of the Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations and expenses and preparation for reletting.

(ii)

If Landlord exercises its remedy under Paragraph 19(a)(i), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all

Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 19(a)(ii), after deducting from such proceeds all of Landlord’s Costs (including the items listed in the last sentence of Paragraph 19(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

(c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

(d) If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

(e) No termination of this Lease, repossession or reletting of any of the Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 20 shall relieve Tenant of any Surviving Obligations.

(f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVES THE SERVICE OF NOTICE WHICH MAY BE REQUIRED BY ANY APPLICABLE LAW AND ANY RIGHT TO A TRIAL BY JURY.

(g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Premises, Landlord may enter the Premises for such purpose.

(h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

(i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

(j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

20.	NOTICES.

All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by a commercially reliable 24-hour delivery service or three (3) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated in Fundamental Lease Terms above or when delivery is refused. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

21.	ESTOPPEL CERTIFICATE.

At any time upon not less than ten (10) business days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

22.	SURRENDER.

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises, is applicable, to Landlord in the same condition in which the Premises, if applicable, was at the commencement of this Lease, except fire or other casualty if Tenant has no obligation to restore as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Premises, if applicable, all property which is owned by Tenant or third parties other than Landlord, (b) remove all unused lead batteries, light fixtures and inoperable fluorescent fixtures and ballasts, and (c) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Premises or Affected Premises, if applicable. The cost of removing and disposing of such property and repairing any damage to any of the Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 23.

23.	BOOKS AND RECORDS.

(a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant in accordance with Paragraph 3(b), to visit and inspect the Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

(b) Tenant shall deliver to Landlord and to Lender (i) within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by nationally recognized independent certified public accountants (provided Landlord hereby approves PriceWaterhouse) and (ii) within ten (10) days after completion, Tenant’s annual budget. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

24.	NON-RECOURSE AS TO LANDLORD.

Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

25.	FINANCING; SALE.

(a) Tenant agrees to pay all costs and expenses incurred by Landlord in connection with the purchase, sale, leasing, initial financing, refinancing and sale of the Premises including, without limitation, the cost of appraisals, due diligence, environmental reports, title insurance, brokerage and placement fees, surveys, legal fees and expenses, loan placement fees, and Lender’s commitment fees; provided, that notwithstanding the foregoing, or anything in this Lease to the contrary, (i) such costs in connection with the acquistion and initial financing of the Premises shall not exceed $100,000 and (ii) no such costs and expenses shall be payable with respect to (x) a financing after the initial financing and four (4)subsequent refinancings or (y) a sale of the Premises after the third (3rd) sale of the Premises.

(b) Tenant agrees to pay, within three (3) business days of written demand thereof, any cost, charge or expense (other than principal and interest) imposed upon Landlord by Lender which is not caused by the negligence or willful misconduct of Landlord and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.

(c) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.

26.	SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT.

This Lease and Tenant’s interest hereunder shall be subordinate to any mortgage or other security instrument hereafter placed upon the Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant’s rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

27.	TAX TREATMENT; REPORTING.

Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Premises and Equipment and Tenant as the lessee of such Premises and Equipment including: (i) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Premises and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Section 12 of the Code, and (iii) Landlord reporting the Rent payments as rental income.

28.	SECURITY DEPOSIT.

(a) Tenant shall deliver to Landlord upon execution hereof a security deposit (the “Security Deposit”) in the amount of $84,000. As used herein, the term “Security Deposit” shall include, in addition, any letter of credit provided pursuant to Paragraph 7(b). The Security Deposit shall be in the form of U.S. dollars or an irrevocable letter of credit (the “Letter of Credit”) and shall be issued by a bank acceptable to Landlord and in form and substance satisfactory to Landlord. The Security Deposit shall remain in full force and effect for the balance of the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein, and the Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit and to deposit the proceeds of the Letter of Credit in any account for the benefit of Landlord or to declare an Event of Default, and no interest thereon shall be due and payable to Tenant.

(b) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Security Deposit and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 19 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord’s application of the proceeds of the Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 20 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days and in accordance with the requirements of this Paragraph 28, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

(c) At the expiration of the Term and so long as no Event of Default exists the Security Deposit shall be returned to Tenant.

Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Letter of Credit or Cash Security Deposit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Paragraph 28. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of the Security Deposit or Cash Security Deposit as hereinabove provided.

OPTION TO PURCHASE.

(a) So long as no Event of Default shall have occurred and then be continuing hereunder, Landlord does hereby give and grant to Tenant the option to purchase the Premises for a purchase price (the “Purchase Price”) equal to the greater of $700,000 or Fair Market Value (as hereafter defined) on the scheduled Expiration Date of the Term. If Tenant intends to exercise such option, Tenant shall give written notice to Landlord to such effect, accompanied by an earnest money deposit equal to $100,000.00 (the “Option Notice”) not later than twelve (12) months prior to the scheduled Expiration Date. Promptly upon receipt of such notice by Landlord, the parties shall commence to determine Fair Market Value NOTWITHSTANDING THE FOREGOING, TENANT HEREBY ACKNOWLEDGES AND AGREES THAT TIME SHALL BE OF THE ESSENCE WITH RESPECT TO THE TIMING OF THE DELIVERY OF THE OPTION NOTICE BY TENANT.

(b) If Tenant shall exercise the foregoing option to purchase the Premises, on the later to occur of (i) the Option Purchase Date or (ii) the date when Tenant has paid the Purchase Price and has satisfied all other Monetary Obligations, Landlord shall convey the Premises to Tenant in accordance with Paragraph 30; provided, that if an Event of Default has occurred and is continuing at, or any time following Tenant’s notice of exercise of option, Landlord, at its sole option, may terminate Tenant’s option to purchase hereunder. IF THIS LEASE SHALL TERMINATE FOR ANY REASON PRIOR TO THE END OF THE DATE ORIGINALLY FIXED HEREIN FOR THE EXPIRATION OF THE TERM, OR IF TENANT SHALL FAIL

TO TIMELY GIVE THE OPTION NOTICE, THE OPTION PROVIDED IN THIS PARAGRAPH 29 AND ANY EXERCISE THEREOF BY TENANT SHALL AUTOMATICALLY CEASE AND TERMINATE AND SHALL BE NULL AND VOID. IN SUCH EVENT TENANT SHALL EXECUTE A QUIT CLAIM DEED AND SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS PURCHASE OPTION HEREUNDER.

PROCEDURES UPON PURCHASE.

(a) If the Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Premises to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Premises which have been created by or resulted from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

(b) Upon the date fixed for any such purchase of the Premises pursuant to any provision of this Lease (any such date the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Purchase Price, and Landlord shall deliver to Tenant (i) a special or limited warranty deed with covenants only as to grantor’s acts (in the required statutory form for the State of Minnesota) which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 30(a), and (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property.

(c) To the extent required, any warranties previously assigned or sold to Landlord shall be reassigned or reconveyed to Tenant, and any prepaid Basic Rent paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Purchase Price due to Landlord; provided, that no apportionment of any impositions shall be made upon any such purchase.

DETERMINATION OF FAIR MARKET VALUE.

Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the “Applicable Initial Date”) on which Tenant provides Landlord with an Option Notice to purchase the Premises pursuant to Paragraph 29.

If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify

Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

If such two appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the American Arbitration Association in Minneapolis, MN. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

If a third appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 31(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

All appraisers selected or appointed pursuant to this Paragraph 31(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration.

The Cost of the procedure described in this Paragraph 31(a) above shall be paid one-half by Tenant and one-half by Landlord.

If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Premises, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term provided herein (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (b) the present value of the Premises as of the end of such Term. The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease.

29.	MISCELLANEOUS.

(a) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Unless with respect to Paragraph 17 or as otherwise stated in this Lease, Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

(b) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Premises or otherwise in the conduct of their respective businesses.

(c) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(d) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(e) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(f) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to the Premises.

(g) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(h) This Lease shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:
CONTINENTAL BAKER LLC, a Minnesota limited liability company

By:	/s/ Bradley A. Hoyt
Bradley A. Hoyt, President

TENANT:
PW POLY CORP.
a Minnesota corporation

By:	/s/ Dobson West
Dobson West, Secretary

EXHIBIT A

PREMISES

LEGAL DESCRIPTION

Baker County, Oregon Property

Land located in the Southeast quarter of the Northeast quarter, and the Northeast quarter of the Southeast quarter of Section 20, and the Northwest quarter of the Southwest quarter of Section 21, Township 9 South, Range 40 East, Willamette Meridian, also described as portions of vacated Jackson and Wilovale Additions to Baker City, Oregon, more particularly described as follows:

Beginning at a point S. 79º 49’ 50” W., 935.30 feet from the East quarter corner of said Section 20, said point being on the Easterly Right of Way of David Eccles Road (formerly Easterly Right of Way of Sumpter Valley Railway Co.); thence N. 57º 54’ 08” E., 109.22 feet; thence S. 73º 50’ 09” E., 119.53 feet; thence S. 32º 06’ 01” E., 203.43 feet; thence S. 26º 05’ 13” E., 689.14 feet; thence N. 58º 16’ 32” E., 127.01 feet; thence N. 77º 19’ 20” E., 501.7 feet, more or less, to the centerline of the Powder River as it existed on March 3, 2000; thence Northerly along said Powder River centerline to insect the Westerly Right of Way of U.P.R.R. at Sta. 4202+18, more or less; thence along said Westerly Right of Way N. 47º 50’ W., 823.9 feet, more or less, to U.P.R.R. Sta. 4193+94; thence S. 42º 10’ W., 10.0 feet; thence along a 431.4 foot radius curve right, the chord of which bears S. 46º 43’ 28” E., 30.34 feet; thence S. 27º 06’33” E., 143.08 feet to intersect the North line of the said Northeast quarter of the Southeast quarter; thence along said North line S. 89º 52’ 49” W., 555.49 feet to intersect the Easterly Right of Way of Rose Street; thence along said Easterly Right of Way, S. 33º 25’ 40” W., 48.42 feet to intersect the said Easterly Right of Way of David Eccles Road; thence S. 31º 43’ 30” E., 144.26 feet along said Easterly Right of Way to the point of beginning.

Land containing 12.33 Acres, more or less.

EXHIBIT B

MACHINERY AND EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation of the buildings which constitute part of the Premises for the uses permitted under the Lease.

Machinery and Equipment set forth above shall specifically exclude all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation of the buildings which constitute part of the Premises for the uses permitted under this Lease as buildings, including, without limitation, all equipment used in Tenant’s material handling, blending, fabricating and reclaim processes and all electrical transformers owned by the utility company.

EXHIBIT C

PERMITTED ENCUMBRANCES

EXHIBIT D

BASIC RENT PAYMENTS

1. Basic Rent. Subject to the adjustments provided for in Paragraphs 3, 4 and 5 below, Basic Rent payable in respect of the Term shall be $84,000.00 per annum, payable monthly, in advance on each Basic Rent Payment Date, in equal installments of $7,000.00 each.

2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) (“CPI”) or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in Minneapolis, Minnesota. Arbitrator shall be a retired judge or attorney with real estate experience; arbitrator will provide for reasonably discovery. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent for the First Rent Adjustment (as defined in Paragraph 4 below) as adjusted by the CPI adjustment be less than the Basic Rent in effect for the year period immediately preceding the First Rent Adjustment, and in no event will the Basic Rent for each Subsequent Rent Adjustment (as defined in Paragraph 4 below) be less than the Basic Rent in effect for the year period immediately preceding each Subsequent Rent Adjustment after the First Rent Adjustment.

3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the second (2nd) anniversary of the Basic Rent Payment Date on which the first full monthly installment of Basic Rent shall be due and payable (the “First Full Basic Rent Payment Date”). As of the second (2nd) anniversary of the First Full Basic Rent Payment Date (the “First Rent Adjustment”) and every two years thereafter (each such adjustment a “Subsequent Rent Adjustment”), Basic Rent shall be adjusted to reflect increases in the CPI during the most recent two (2) year period immediately preceding the First Rent Adjustment and the most recent two (2) year period immediately preceding each Subsequent Rent Adjustment (the date of the First Rent Adjustment and the date of each Subsequent Rent Adjustment being hereinafter referred to as the “Basic Rent Adjustment Date”).

4. Method of Adjustment for CPI Adjustment.

(a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the sum determined in accordance with preceding sentence shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, “Beginning CPI” shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring two (2) years earlier with respect to the First Rent Adjustment and two (2) years earlier with respect to each Subsequent Rent Adjustment. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing two (2) year period with respect to the First Rent Adjustment and the ensuing two (2) year period with respect to each Subsequent Rent Adjustment.

(b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

(c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

EXHIBIT E

DEFINITIONS

“Alterations” shall mean all changes, additions, improvements to, all alterations, reconstructions, renewals, or removals of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

“Assignment” shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

“Casualty” shall mean any damage to or destruction of or which affects the Premises.

“Condemnation” shall mean a Taking and/or a Requisition.

“Condemnation Notice” shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

“Consolidated EBIT” shall mean, for any period, Consolidated Net Income, before total interest expense and income taxes of Tenant and its Subsidiaries determined on a consolidated basis.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of all depreciation expense and amortization expense plus non-cash compensation expenses that were deducted in determining Consolidated EBIT for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss), after provisions for income taxes (other than with respect to net income taxes attributable to items that are excluded from the calculation of Consolidated Net Income in the period), of the Tenant and its Subsidiaries on a consolidated basis for such period taken as a single accounting period in conformity with GAAP but excluding in any event (a) any extraordinary gains (net of extraordinary losses) but with giving effect to gains or losses from sales of assets sold in the ordinary course of business; (b) net earnings of any other Person (other than a Subsidiary) in which the Tenant or any consolidated Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by the Tenant or such consolidated Subsidiary in the form of cash distributions; (c) any portion of the net earnings of any consolidated Subsidiary which is unavailable for payment of dividends to the Tenant or any other consolidated Subsidiary by reason of the provisions of any agreement or applicable law or regulation; (d) earnings resulting from any reappraisal, revaluation or write-up of assets; (e) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries; (f) the aggregate net gain (or loss) during such period arising from the revaluation (but not sale) of readily marketable securities; (g) the income (or loss) from discontinued operations; and (h) non-cash charges and cash charges.

“Costs” shall mean all reasonable costs and expenses incurred by a Person or associated with such transaction, including without limitation, reasonable attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

“CPI” shall mean CPI as defined in Exhibit “D” hereto.

“Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

“Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Premises, or from the Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Premises, or which could result in a creation of a lien on the Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

“Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

“Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

“Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

“Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.

“Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

“Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws related to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Premises, or requires Tenant to carry insurance other than as required by this Lease.

“Lender” shall mean any person or entity (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.

“Loan” shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

“Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.”Mortgage” shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Net Award” shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord, Lender or Tenant in collecting such award or proceeds.

“Note” shall mean any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.

“Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

“Person” shall mean an individual, partnership, association, corporation or other entity.

“Prepayment Premium” shall mean any payment required to be made by Landlord to a Lender under a Note or other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment or defeasance by Landlord of any principal due under a Note or Mortgage, and which may, without limitation, take the form of (i) a “make whole” or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender).

“Present Value” of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) seven percent (7%) per annum.

“Prime Rate” shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, then the reference or prime rate of U.S. Bank or other national bank designated by Landlord.

“Relevant Amount” shall mean the Termination Amount or the Default Termination Amount, as the case may be.

“Rent” shall mean, collectively, Basic Rent and Additional Rent.

“Requisition” shall mean any temporary requisition or confiscation of the use or occupancy of any of the Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“State” shall mean the State of Minnesota.

“Subsidiary” of any Person means a corporation a majority of the Voting Stock of which is at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by such Person.

“Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

“Taking” shall mean (a) any taking or damaging of all or a portion of any of the Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Premises.

“Termination Amount” shall mean the greater of (a) the sum of the Fair Market Value and the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing, as applicable, any Loan with proceeds of the Termination Amount or (b) the sum of all of Landlord’s costs to acquire the Premises and the applicable Prepayment Premium which will be required to pay in prepaying or defeasing in whole or in part, as applicable, any Loan with proceeds of the Termination Amount.

“Third Party Purchaser” shall mean the Third Party Purchaser as defined in Paragraph 21 (f).

“Voting Stock” means shares of stock of a corporation having ordinary voting power to elect the board of directors or other managers of such corporation.

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